News

DENBURY RESOURCES REPORTS OPERATIONAL
IMPACTS ASSOCIATED WITH TROPICAL STORM HARVEY

PLANO, TX – August 28, 2017 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that due to conditions associated with now Tropical Storm Harvey, effective Sunday, August 27, the Company suspended operations and temporarily shut-in all production at its Houston area fields, representing net production of approximately 16,000 barrels of oil equivalent per day. The impacted fields include Hastings, Oyster Bayou, Conroe, Thompson, Webster and Manvel. While no significant damage outside of localized flooding has been reported at any of these fields, the full impact of the storm may not be determined for several days as we have evacuated our employees and contractors as a precautionary measure.

Chris Kendall, Denbury’s President and CEO commented, “The safety of our employees and contractors is our top priority. We will continue to monitor conditions at each of the impacted fields, and will resume operations to restore production when conditions allow, and we are able to ensure the safe return of our personnel.”

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

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DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Investor Relations, 972.673.2383